Exhibit 10.41

CONSTAR INTERNATIONAL INC.

ANNUAL INCENTIVE & MANAGEMENT STOCK PURCHASE PLAN

CONSTAR INTERNATIONAL INC.

ANNUAL INCENTIVE & MANAGEMENT STOCK PURCHASE PLAN

TABLE OF CONTENTS

ARTICLE I PURPOSES AND EFFECTIVE DATE		1
1.1.	Purposes.	1
1.2.	Effective Date.	1

ARTICLE II DEFINITIONS		1

ARTICLE III ELIGIBILITY		9
3.1.	Eligibility.	9

ARTICLE IV AWARD DETERMINATION		9
4.1.	Performance Goals.	9
4.2.	Objective Compensation Formula.	10
4.3.	Award Opportunities.	10
4.4.	Adjustment of Performance Goals.	11
4.5.	Final Award Determinations.	11
4.6.	Limitations.	12

ARTICLE V PAYMENT OF BONUS AWARDS		12
5.1.	Form and Timing of Payment.	12
5.2.	Payment of Partial Awards.	12

ARTICLE VI CONTRIBUTIONS		13
6.1.	Bonus Deferrals.	13
6.2.	Matching Contributions.	13

ARTICLE VII ACCOUNT ADMINISTRATION		13
7.1.	Deferral Sub-Accounts.	13
7.2.	Matching Sub-Accounts.	13
7.3.	Dividends.	14
7.4.	Stock Adjustments.	14
7.5.	No Stockholders’ Rights.	14

ARTICLE VIII VESTING		15
8.1.	Bonus Deferrals.	15
8.2.	Matching Contributions.	15
8.3.	Change in Control.	16

ARTICLE IX DISTRIBUTIONS		16
9.1.	Distribution of Bonus Deferrals.	16

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9.2.	Normal Distribution of Matching Contributions.	16
9.3.	Deferral of Matching Contributions.	16
9.4.	Distributions on Termination of Employment.	17
9.5.	Distributions Upon a Change in Control.	17
9.6.	Valuation and Manner of Distributions.	17

ARTICLE X FUNDING		18

ARTICLE XI ADMINISTRATION		19
11.1.	Administration.	19
11.2.	Administrative Review.	19
11.3.	General.	20

ARTICLE XII CLAIMS PROCEDURE		20
12.1.	Initial Claim.	20
12.2.	Procedure for Review.	20
12.3.	Claim Denial Procedure.	21
12.4.	Appeal Procedure.	21
12.5.	Decision on Appeal.	22

ARTICLE XIII AMENDMENT AND TERMINATION		23

ARTICLE XIV MISCELLANEOUS		23
14.1.	Non-Guarantee of Employment.	23
14.2.	Rights of Participants to Benefits.	24
14.3.	No Assignment.	24
14.4.	Withholding.	24
14.5.	Account Statements.	25
14.6.	Gender.	25
14.7.	Titles.	25
14.8.	Severability.	25
14.9.	Successors.	25
14.10.	Governing Law.	25
14.11.	Other Plans.	25

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CONSTAR INTERNATIONAL INC.

ANNUAL INCENTIVE & MANAGEMENT STOCK PURCHASE PLAN

ARTICLE I

PURPOSES AND EFFECTIVE DATE

1.1. Purposes. The purposes of the Plan are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between annual incentive executive compensation and stockholder return and to enable executives to acquire stock so that they may develop and maintain a substantial stock ownership position in the Company. The Plan is an unfunded plan that is not intended to be (i) subject to Parts 2, 3 or 4 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (ii) qualified under section 401(a) of the Code.

1.2. Effective Date. The Plan is effective January 1, 2003.

ARTICLE II

DEFINITIONS

As used herein, the following terms shall have the following meanings:

2.1. “Account” means the bookkeeping reserve account established and maintained for each Participant for purposes of determining the amount payable to the Participant pursuant to the Plan; each Account shall consist of a Deferral Sub-Account, a Matching Sub-Account and such other subaccounts as are necessary or desirable in the opinion of the Committee for the convenient administration of the Plan. The establishment of an

Account shall not require segregation of any funds of the Company or the Employer or provide any Participant with any rights to any assets of the Company or the Employer, except as a general creditor thereof. A Participant shall have no right to receive payment of any amount credited to the Participant’s Account except as expressly provided under the Plan.

2.2. “Approved Distribution Date” means a date after a Participant’s Normal Distribution Date that has been approved by the Committee on which distribution of the value of a Tranche of Restricted Stock Units will be made in accordance with Section 9.3.

2.3. “Award Opportunity” means the various levels of incentive awards, which a Participant may earn under the Plan, as established by the Committee pursuant to Article IV.

2.4. “Base Salary” means the regular base salary earned by a Participant during the Plan Year prior to any salary reduction contributions made to any of the Company’s deferred compensation plans, except as otherwise determined by the Committee in its sole discretion.

2.5. “Beneficiary” means the person(s), trust(s) or other entities, the Participant designates, in accordance with procedures established by the Committee, to receive any benefits under the Plan after the death of the Participant. If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the aggregate amount then credited to the Participant’s Account shall be paid in a single sum to the Participant’s estate.

2.6. “Board” means the Board of Directors of the Company or, if the Board so directs, the Committee acting on behalf of the Board in the exercise of any and all powers and duties of the Board pursuant to this Plan.

2.7. “Bonus” means the annual performance bonus payable by the Employer to a Participant under the Plan, as determined by the Committee after the end of such Plan Year.

2.8. “Cause” means (a) a Participant, in carrying out his duties for the Employer, engages in gross misconduct or gross negligence resulting in a material adverse effect on the Employer, (b) a Participant embezzles any amount of the Employer’s assets, (c) a Participant is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) a Participant’s breach of any restrictive covenant agreed to with the Employer, or (e) a Participant’s willful and material failure to follow the lawful instructions of the Board. For purposes of this Section 2.8, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Employer. Any act or omission to act by the Participant in reliance upon an opinion of counsel to the Employer shall not be deemed to be willful.

2.9. “Change in Control” means:

(a) the acquisition, after the effective date of the Plan, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of more than 30% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any Subsidiary, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 70% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding Stock of the Company and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Stock and Voting Securities; or

(b) The occurrence, after the effective date of the Plan, of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 70% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Stock and Voting Securities; or

(c) The occurrence, after the effective date of the Plan, of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

(d) During any period of twenty-four (24) consecutive months commencing after the effective date of the Plan, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 2.9(a), (b) or (c) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2.10. “Code” means the Internal Revenue Code of 1986, as amended.

2.11. “Committee” means the Compensation Committee of the Board, provided that such committee shall consist of two (2) or more individuals who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.

2.12. “Company” means Constar International Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

2.13. “Disability” means an Employee’s inability to render, for a period of six consecutive months, services to the Company by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Company. In no event shall an Employee be considered disabled for the purposes of this Plan unless the Employee is deemed disabled pursuant to the Company’s long-term disability plan, if one is maintained by the Company.

2.14. “Employee” means an officer or other key employee of the Company or a Subsidiary including a director who is such an employee.

2.15. “Employer” means the Company, its successors and assigns, and any Subsidiary, unless such Subsidiary is otherwise excluded as a participating employer by the Board, and any organization into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred.

2.16. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17. “Fair Market Value” means on any given date, the closing price of a share of Stock on the principal national securities exchange on which the Stock is listed on such date or, if the Stock was not traded on such date, on the last preceding day on which the Stock was traded. If at any time such Stock is not listed on any securities exchange, the Fair Market Value shall be the fair value of such Stock as determined in good faith by the Committee.

2.18. “Matching Contribution” means amounts credited to a Participant’s Account pursuant to Section 6.2.

2.19. “Normal Distribution Date” means the third anniversary of the date on which a Bonus would otherwise be payable to a Participant, or such other date as the Committee shall determine, on which distribution of the value of a Tranche of Restricted Stock Units will be made in accordance with Section 9.1.

2.20. “Plan” means the Constar International Inc. Annual Incentive & Management Stock Purchase Plan as set forth herein and as amended from time to time.

2.21. “Plan Year” means the calendar year.

2.22. “Restricted Stock Unit” means a notional entry that is entered in a Participant’s Account which represents the value of one share of Stock in accordance with the terms of this Plan.

2.23. “Participant” means an Employee who is participating in the Plan pursuant to Article III.

2.24. “Retirement” means, with respect to any Participant, resignation or termination of employment after attainment of an age regarded by the Company or, if applicable, a Subsidiary as the normal retirement age for its employees in general, based upon the Company’s or the Subsidiary’s general employment and related policies and practices.

2.25. “Stock” means the common stock of the Company, par value $.01 per share, or such other class or kind of shares or other securities designated by the Committee.

2.26. “Stock Plan” means the Constar International Inc. 2002 Stock-Based Incentive Compensation Plan, as amended from time to time.

2.27. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.28. “Target Incentive Award” means the award to be paid to a Participant when 100% of performance measures are achieved, as established by the Committee.

2.29. “Tranche” means the amount of Restricted Stock Units credited to a Participant’s Account during any one Plan Year.

2.30. “Valuation Date” means the business day used for purposes of valuing the Restricted Stock Units credited to a Participant’s Account prior to a distribution described in Article VII.

ARTICLE III

ELIGIBILITY

3.1. Eligibility. Each Employee who is selected by the Committee shall be eligible to become a Participant as of the date designated by the Committee. A designated Employee shall remain eligible until such time as the Committee affirmatively revokes such Employee’s eligibility.

ARTICLE IV

AWARD DETERMINATION

4.1. Performance Goals. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year except in the case of the first Plan Year), the Committee shall, in its sole discretion, approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before twenty-five percent (25%) of the relevant performance period has lapsed.

The performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the Committee. Performance measures and their relative weight may vary by job classification. The Committee also shall have the authority to exercise subjective discretion in the determination of final awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The Committee also may establish one or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.

The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

Employees who are eligible to participate in the Plan shall be notified of the performance goals and the related Award Opportunities for the relevant Plan Year (or other performance period), as soon as practicable.

4.2. Objective Compensation Formula. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year except in the case of the first Plan Year), the Committee shall approve or establish in writing the objective compensation formula or standard for that Plan Year. Such objective compensation formula or standard shall be the method for computing the amount of compensation payable to the Participant if the performance goals are attained. The formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to a Participant.

4.3. Award Opportunities. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year except in the case of the first Plan Year), the Committee shall establish an Award Opportunity for each Participant. Such Award Opportunity may vary in relation to the job classification of each Participant. In the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

4.4. Adjustment of Performance Goals. The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code Section 162(m) and the regulations and interpretative rulings thereunder, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly.

4.5. Final Award Determinations. At the end of each Plan Year, Bonuses shall be computed for each Participant as determined by the Committee. Each such award shall be based upon (i) the Participant’s Target Incentive Award percentage (or such greater or lesser percentage, as appropriate), multiplied by his Base Salary, in whole or in part (or other preestablished objective compensation formula in accordance with Section 4.2), and (ii) the attainment of financial, non-financial and individual performance goals. In the event that a Participant is not employed by the Employer at the end of a Plan Year, the Committee, in its sole discretion, shall determine the appropriate adjustment to a Participant’s Bonus, including the payment of no Bonus.

4.6. Limitations. The amount payable to a Participant for any calendar year shall not exceed 150 percent the Participant’s Base Salary.

ARTICLE V

PAYMENT OF BONUS AWARDS

5.1. Form and Timing of Payment. Within 60 days after the end of each Plan Year, the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall calculate the amount of each Participant’s Bonus for the relevant period. Fifty percent of each Bonus shall be paid to the Participant, or to his estate in the case of death, in a single cash payment as soon as practicable following the receipt of audited financial statements with respect to each Plan Year and the remaining fifty percent of each Bonus shall be credited to the Participant’s Deferral Sub-Account pursuant to Article VI. The amount of any Bonus deferred with respect to any Plan Year shall reduce the amount of such Bonus otherwise payable to the Participant as of the date such payment otherwise would have been made, and the amount of such reduction shall be allocated to the Participant’s Deferral Sub-Account effective as of the date the applicable Bonus would otherwise have been payable.

5.2. Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial Bonus or no Bonus for the portion of the Plan Year that an Employee was a Participant.

ARTICLE VI

CONTRIBUTIONS

6.1. Bonus Deferrals. For each Plan Year, 50 percent of each Participant’s Bonus shall be credited to the Participant’s Deferral Sub-Account.

6.2. Matching Contributions. For each Plan Year, the Committee shall allocate to each Participant’s Matching Sub-Account an amount (in accordance with Article VII) equal to 50 percent of the Participant’s Bonus for such Plan Year. Matching Contributions shall be allocated to a Participant’s Matching Sub-Account at the same time as such Participant’s Bonus is allocated to his or her Deferral Sub-Account.

ARTICLE VII

ACCOUNT ADMINISTRATION

7.1. Deferral Sub-Accounts. All amounts credited to a Participant’s Deferral Sub-Account shall be credited on a cash basis. The balance of a Participant’s Deferral Sub-Account shall be credited with five percent (5%) annual interest on a daily basis.

7.2. Matching Sub-Accounts. All amounts credited to a Participant’s Matching Sub-Account shall be credited on the basis of Restricted Stock Units. The number of Restricted Stock Units credited to a Participant’s Matching Sub-Account shall be equal to the Participant’s total Matching Contributions for such Plan Year divided by the Fair Market Value of the Stock on the date such amounts are allocated to his or her Account. Partial Restricted Stock Units may be credited to a Participant’s Matching Sub-Account.

7.3. Dividends. If during the period of time a Participant’s Matching Sub-Account is credited with Restricted Stock Units, the Company pays a dividend with respect to its Stock, the Participant shall be credited with additional Restricted Stock Units in accordance with this Section. The number of additional Restricted Stock Units credited to a Participant’s Matching Sub-Account pursuant to this Section shall be calculated by dividing (a) the product of (i) the whole number of Restricted Stock Units held in the Participant’s Matching Sub-Account as of the date the dividend is paid times (ii) the amount of such dividend with respect to each share of Stock, by (b) the Fair Market Value of the Stock on the date such dividend is paid. Restricted Stock Units shall be credited to a Participant’s Matching Sub-Account under this Section as of the date the applicable dividend is paid.

7.4. Stock Adjustments. The Committee shall adjust each Participant’s Matching Sub-Account as the Committee, in its sole discretion deems appropriate to reflect any stock dividend, stock split, combination of shares, merger, share exchange, consolidation or any other change in the corporate structure of the Company or the Stock.

7.5. No Stockholders’ Rights. The allocation of Restricted Stock Units to a Participant’s Account shall not give any Participant any right or interest in any shares of Stock that may be held from time to time in a rabbi trust incident to the Plan or otherwise.

ARTICLE VIII

VESTING

8.1. Bonus Deferrals. A Participant shall be fully vested in all amounts (including interest) credited to his Deferral Sub-Account at all times.

8.2. Matching Contributions. Except as provided below, each Tranche of Restricted Stock Units shall become vested on the applicable Normal Distribution Date, provided the Participant remains in the continuous employment of the Employer until such date. If a Participant terminates employment due to death or Disability prior to the applicable Normal Distribution Date with respect to a Tranche of Restricted Stock Units, such Tranche shall become fully vested. If a Participant terminates employment due to retirement or is involuntarily terminated by the Employer without Cause prior to the applicable Normal Distribution Date with respect to a Tranche of Restricted Stock Units, such Tranche shall become vested on a pro-rata basis. Such pro rata amount shall be calculated based upon the Participant’s fully completed years of employment with the Employer from the time such Tranche was credited to the Participant’s Matching Sub-Account compared to the years of employment that would have been completed from the time such Tranche was credited to the Participant’s Account until the applicable Normal Distribution Date. If a Participant voluntarily terminates employment (other than for retirement) or is terminated by the Employer for Cause prior to the applicable Normal Distribution Date with respect to a Tranche of Restricted Stock Units, such Tranche shall be forfeited and the Participant shall have no rights with respect to such Restricted Stock Units.

8.3. Change in Control. Upon a Change in Control, all Restricted Stock Units credited to a Participant’s Matching Sub-Account shall become immediately fully vested.

ARTICLE IX

DISTRIBUTIONS

9.1. Distribution of Bonus Deferrals. Subject to Sections 9.4 and 9.5, the amount of each Bonus (together with interest credited on such Bonus) allocated to a Participant’s Deferral Sub-Account shall be distributed to such Participant upon the one-year anniversary of the date such Bonus would otherwise have been paid; provided, however, that the Committee may determine in its sole and absolute discretion to delay distribution to any Participant if necessary to avoid application of the deduction limitation of section 162(m) of the Code.

9.2. Normal Distribution of Matching Contributions. Subject to Sections 9.4 and 9.5, and in accordance with Section 9.6, the value of a Tranche of Restricted Stock Units shall be distributed on the Normal Distribution Date, unless the Committee has approved a subsequent distribution date in accordance with Section 9.3; provided, however, that the Committee may determine in its sole and absolute discretion to delay payment commencement to any Participant if necessary to avoid application of the deduction limitation of section 162(m) of the Code.

9.3. Deferral of Matching Contributions. On or before December 31 of the Plan Year prior to the Plan Year in which the applicable Normal Distribution Date for a Tranche of Restricted Stock Units will occur, a Participant may request that the Committee approve a distribution from his or her Matching Sub-Account be paid on an Approved Distribution Date elected in accordance with procedures established by the Committee. The Approved Distribution Date shall be applicable to an entire Tranche of Restricted Stock Units.

9.4. Distributions on Termination of Employment. Upon a Participant’s termination of employment from the Employer for any reason, the entire value of a Participant’s Deferral Sub-Account shall be distributed in cash and the value of all vested Restricted Stock Units shall be distributed in accordance with Section 9.6 as soon as practicable.

9.5. Distributions Upon a Change in Control. Upon a Change in Control, the entire value of a Participant’s Deferral Sub-Account shall be distributed in cash and the value of all Restricted Stock Units shall be distributed in accordance with Section 9.6 as soon as practicable.

9.6. Valuation and Manner of Distributions.

(a) The Valuation Date for distributions made on a Normal Distribution Date or an Approved Distribution Date in accordance with Sections 9.2 and 9.3 shall be such Normal Distribution Date or Approved Distribution Date, as applicable.

(b) The Valuation Date for distributions made upon termination of employment or Change in Control in accordance with Sections 9.4 or 9.5, respectively, shall be the date of the Participant’s termination of employment or Change in Control, as applicable.

(c) Distributions under this Plan with respect to a Participant’s Matching Sub-Account shall be made in Stock issued under the Stock Plan, unless, the

Committee provides, in its sole discretion, for all or part of a Participant’s distribution to be in cash (including for reasons of having insufficient Stock available under the Stock Plan or the payment of any applicable withholding taxes); provided, however, that no partial shares of Stock shall be distributed and in lieu thereof cash shall be distributed. Distributions in Stock shall be made by issuing Stock certificates for a number of shares equal to the vested Restricted Stock Units to be distributed on the applicable Valuation Date. Distributions in cash shall be in an amount equal to the number of vested full and partial Restricted Share Units in a Participant’s Matching Sub-Account, which were not distributed in Stock in accordance with the prior sentence, times the Fair Market Value of the Stock on the Valuation Date. Upon Distribution all rights to any Restricted Stock Units shall be cancelled.

ARTICLE X

FUNDING

The obligations of the Corporation and the Employer to distribute benefits under this Plan shall be interpreted solely as an unfunded, contractual obligation to distribute only those amounts credited to the Participant’s Account pursuant to the terms of this Plan. Any assets set aside, including any assets transferred to a rabbi trust or purchased by the Company or the Employer with respect to amounts payable under the Plan, shall be subject to the claims of the Company’s or the Employer’s general creditors, and no person other than the Company or the Employer shall, by virtue of the provisions of the Plan, have any interest in such assets. All amounts deferred pursuant to this Plan may, in the Committee’s discretion, be transferred to an rabbi trust as soon as practicable after such amounts are allocated to a Participant’s Account.

ARTICLE XI

ADMINISTRATION

11.1. Administration. The Plan will be administered by the Committee. The Committee shall be the named fiduciary for purposes of the claims procedure pursuant to Article XII and shall have authority to act to the full extent of its absolute discretion to:

(a) interpret the Plan;

(b) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

(c) create and revise rules and procedures for the administration of the Plan and prescribe such forms as may be required for Participants to make elections under, and otherwise participate in, the Plan; and

(d) take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan will be paid by the Company or the Employer.

11.2. Administrative Review. Except as the Committee may otherwise determine (and subject to the claims procedure set forth in Article XII), all decisions and determinations by the Committee shall be final and binding upon all Participants and Beneficiaries.

11.3. General. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including but not limited to accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Company or any Employer from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE XII

CLAIMS PROCEDURE

The Committee shall administer a claims procedure as follows:

12.1. Initial Claim. A Participant or Beneficiary who believes himself entitled to benefits under the Plan (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

12.2. Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants.

12.3. Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

12.4. Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his or her representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with 29 C.F.R. §2560.503-1(m)(8). The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.5. Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the

Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with 29 C.F.R. §2560-1(m)(8)) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

ARTICLE XIII

AMENDMENT AND TERMINATION

The Board or the Committee shall have the right to modify or amend the Plan at any time and from time to time, and the Board shall have the right to discontinue or terminate the Plan at any time and from time to time; provided, however, that no modification, amendment, discontinuance or termination may, without the consent of a Participant, adversely affect the rights of such Participant to amounts previously credited to his Account or reduce the right of such Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled. In the event of termination of the Plan, any amounts credited to the Account of a Participant may, in the sole discretion of the Committee, be distributed in full to such Participant as soon as reasonably practicable following such termination.

ARTICLE XIV

MISCELLANEOUS

14.1. Non-Guarantee of Employment. Participation in the Plan does not give any Employee any right to be retained in the service of the Employer. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time.

14.2. Rights of Participants to Benefits. All rights of a Participant under the Plan to amounts credited to the Participant’s Account are mere unsecured contractual rights of the Participant (or his or her Beneficiary) against the Employer. Each Employer shall be primarily responsible for payment of benefits hereunder to the Participants it employs and the Beneficiaries of such Participants. In the event an Employer fails to pay any amount due under this Plan for any reason, the Company shall be jointly and severally liable for the payment of such amount.

14.3. No Assignment. No amounts credited to Accounts nor any rights or benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

14.4. Withholding. The Company shall have the right to deduct from any distribution made hereunder any taxes required by law to be withheld from a Participant with respect to such payment, and, shall have the right, in accordance with Section 7.6(c), to require that a portion of a Participant’s Account distribution be paid in cash in order to satisfy such withholding obligations.

14.5. Account Statements. Periodically (as determined by the Committee), each Participant shall receive a statement indicating the amounts credited to and payable from the Participant’s Account.

14.6. Gender. The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

14.7. Titles. The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

14.8. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.9. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.10. Governing Law. Except to the extent preempted by applicable federal laws, the Plan shall be construed according to the laws of the state of Delaware, other than its conflict of laws principles.

14.11. Other Plans. Except as specifically provided herein, nothing in this Plan shall be construed to affect the rights of a Participant, a Participant’s Beneficiaries, or a

Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement or other retirement plan of the Employer.

To record the adoption of the Plan, Constar International Inc. has caused its authorized representative to affix its corporate name effective as of the day and year first written above.

CONSTAR INTERNATIONAL INC.

By:	/s/ William Little
Title:	Chairman of Compensation Committee